UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2015

Nxt-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54960	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nxt-ID, Inc.

288 Christian Street

Oxford, CT 06478

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 266-2103

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01     Entry into a Material Definitive Agreement.

On December 8, 2015, Nxt-ID, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors” and each an “Investor”) pursuant to which the Company sold an aggregate of $1,500,000 in principal amount of Senior Secured Convertible Notes (the “Notes”) for an aggregate purchase price of $1,500,000. The Company received net proceeds of $1,480,000 from the sale of the Notes.

The Notes will mature on December 8, 2016 (the “Maturity Date”), less any amounts converted or redeemed prior to the Maturity Date. The Notes bear interest at a rate of 8% per annum.

The Notes are convertible at any time, in whole or in part, at the option of the holders into shares of common stock at a conversion price the lesser of (a) $0.55 per share and (b) from and after an Event of Default (as defined in the Notes), 85% of the average of the five (5) lowest daily Weighted Average Prices (as defined in the Notes) in the prior fifteen (15) Trading Days (as defined in the Notes), until such Event of Default has been cured. The conversion price is subject to adjustment for stock dividends, stock splits, combinations or similar events.

The Company will make installment payments to the Investors from time to time. On each applicable Installment Date (as defined in the Notes), provided there has been no Equity Conditions Failure (as defined in the Notes), the Company shall pay to the Investors the Installment Amount (as defined in the Notes) due on such date by converting all or some of such Installment Amount into shares of the Company’s common stock, in accordance with the Notes; provided, however, that the Company may, at its option following notice to the Investors, pay the Installment Amount by redeeming such Installment Amount in cash or by any combination of a Company Conversion (as defined in the Notes) and a Company Redemption (as defined in the Notes) so long as all of the outstanding applicable Installment Amount due on any Installment Date shall be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of the Notes; provided, further, that the conversion Price shall in no event be less than $0.25. In the event the conversion price would be less than $0.25, the Company shall be required to pay the applicable Installment Amount in cash.

The Company may not prepay any portion of the outstanding principal, accrued and unpaid Interest or accrued and unpaid late charges on principal and interest, if any.

In connection with the sale of the Notes, the Company also issued to the Investors an aggregate of 900,000 shares of the Company’s common stock in consideration of each Investor’s execution and delivery of the Purchase Agreement (the “Commitment Shares”).

We closed the sale of the Notes and Commitment Shares on December 8, 2015.

The Notes were issued and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Accordingly, the Investors may convert the Notes and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.  Pursuant to a Registration Rights Agreement, dated December 8, 2015, by and between the Company and each Investor (the “Registration Rights Agreement”), the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of the Notes.

The Commitment Shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2015 and declared effective on May 14, 2015 (File No. 333-203637) (the “Registration Statement”). We filed a prospectus supplement with the SEC in connection with the sale of the Registered Shares.

The form of Purchase Agreement, Registration Rights Agreement, and Notes are filed hereto as Exhibits 10.1, 10.2, and 4.1, respectively, to this Current Report on Form 8-K.  The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents attached hereto, which are incorporated herein by reference.

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Item 3.02     Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

The Company issued the Notes in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b).

Item 8.01     Other Events.

The information set forth in Item 1.01 with respect to the Offering is hereby incorporated by reference. The Company is filing the opinion of its counsel, Robinson Brog Leinwand Greene Genovese & Gluck P.C., relating to the legality of the issuance and sale of the Commitment Shares, as Exhibit 5.1 hereto. Exhibit 5.1 is incorporated herein by reference and into the registration statement.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of Senior Secured Convertible Note

5.1	Legal Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.

10.1	Form of Securities Purchase Agreement

10.2	Form of Registration Rights Agreement

23.1	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (included in Exhibit 5.1)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2015	NXT-ID, INC.

	By:	/s/ Gino M. Pereira
Name: Gino M. Pereira Title: Chief Executive Officer

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